C R O S S ®

A.T. Cross Company One Albion Road, Lincoln, RI 02865-3700 USA

News Release
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Integrated Corporate Relations James Palczynski/David Griffith 203-682-8200

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY ANNOUNCES COMPLETION OF
SALE LEASEBACK TRANSACTION
LINCOLN, RI REMAINS AS GLOBAL HEADQUARTERS

Lincoln, RI - March 5, 2007 - A.T. Cross Company (AMEX: ATX) today announced that it has completed a sale leaseback transaction involving its Rhode Island global headquarters and manufacturing facility. Gross proceeds to be received by Cross are approximately $15.7 million. In conjunction with the transaction, Cross agreed to lease back approximately 154,000 square feet of administrative, distribution and manufacturing space through 2017 at its current location in Lincoln, RI where it will continue to house its corporate headquarters.

The Cross property was sold to Albion Crossing LLC, a partnership between Gray's Point Investments LLC, a Rhode Island institutional developer, and Perseus Realty Partners of Washington, D.C., a commercial real estate development fund. Albion Crossing intends to convert the remaining space into Class A office space. Cross was represented in the transaction by CB Richard Ellis/New England.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "This transaction has several important implications. First, it is a transaction that monetizes a significant but non-strategic asset in a financing move that further strengthens our already strong balance sheet. Second, it was an important final step associated with the transition of most of our manufacturing overseas. Lastly, by entering into an agreement for at least the next ten years for approximately 154,000 square feet at our existing location, it signals our intention to remain an important part of the Rhode Island business landscape."

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, leather goods, timepieces, and business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com and the Costa Del Mar website at www.costadelmar.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating the expected strength of the Company's balance sheet ). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the success of the Company's strategic and tactical plans, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of March 2, 2007. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.